               MIM/GLASS SEAL/HYBRID ASSEMBLY SUPPLY AGREEMENT


                  THIS MIM/GLASS SEAL/HYBRID ASSEMBLY SUPPLY AGREEMENT ("Agreement"), dated as of October 31, 1997 ("Effective Date"), is made by and among WATKINS-JOHNSON COMPANY, a California Corporation ("Watkins-Johnson"); STELLEX MICROWAVE SYSTEMS, INC., formerly known as W-J TSMD INC., a California corporation and a wholly-owned subsidiary of Watkins-Johnson ("W-J TSMD"); and TSMD ACQUISITION CORP., a Delaware corporation ("TSMD Acquisition").

                  WHEREAS, the parties have entered into that certain Stock Purchase Agreement, dated as of August 29, 1997 (the "Purchase Agreement"), whereby TSMD Acquisition has agreed to purchase, and Watkins-Johnson has agreed to sell, all of the outstanding stock of W-J TSMD; and

                  WHEREAS, W-J TSMD operates a MIM/glass sealing and hybrid assembly facility (the "Facility"); and

                  WHEREAS, Watkins-Johnson uses parts processed by the Facility; and

                  WHEREAS, the execution of this Agreement is a condition to the closing of the purchase and sale of the outstanding stock of W-J TSMD under the Purchase Agreement;

                  NOW, THEREFORE, for and in consideration of the foregoing and of the covenants, conditions, undertakings and mutual promises hereinafter set forth, it is agreed by and among the parties as follows:

1.       DEFINITIONS

                  For all purposes of this Agreement, except as otherwise expressly provided:

                  (a) the terms defined in this Section 1 have the meanings assigned to them in this Section 1 and include the plural as well as the singular;

                  (b) all references in this Agreement to designated "Sections," "Paragraphs," and other subdivisions are to the designated Sections, Paragraphs, and other subdivisions of the body of this Agreement;

                  (c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

                  (d) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, Paragraph, or other subdivision.
---------
* Indicates that certain material has been omitted pursuant to a request for confidential treatment. Such material is contained in a copy of this document provided to the Securities and Exchange Commission.

                  As used in this Agreement and the Exhibits delivered pursuant to this Agreement, the following definitions shall apply:

                  "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

                  "Closing" means the consummation of the purchase and sale of stock under the Purchase Agreement.

                  "Conditions of Purchase" means the Conditions of Purchase Form (Form PAR-1012EG-PA (01/95)) modified as shown on Exhibit B.

                  "Effective Date" means the date of Closing.

                  "Glass Seal Part" means a part that includes glass to metal seals.

                  "Hybrid Assembly Part" means an assembled microelectronic part which may have undergone electrical testing and environmental screening.

                  "Intellectual Property Rights" means all industrial and intellectual property rights, including, without limitation, patents, patent applications (pending or otherwise), patent rights, copyrights, computer firmware and software (existing in any form), Know-How, Trade Secrets, proprietary processes, inventions and formulae.

                  "Know-How" means any information, including, but not limited to, invention records, research and development findings, records and reports, experimental and engineering reports, pilot designs, production designs, production specifications, raw material specifications, quality control reports and specifications, drawings, photographs, models, tools, parts, algorithms, processes, methods, market and competitive analysis, or other information, whether or not considered proprietary or a Trade Secret.

                  "MIM Part" means a metal injection molded part.

                  "Part" means a MIM Part, a Glass Seal Part or a Hybrid Assembly Part.

                  "Requirements" means Watkins-Johnson's requirements for Parts as specified on a Watkins-Johnson Forecast Form as modified from time to time in accordance with the terms and conditions of this Agreement.

                  "Services" means services related to the manufacture of the

Parts, including, but not limited to research and development efforts.

                  "Trade Secrets" means any formula, pattern, device or compilation of information which gives an opportunity to obtain an advantage over competitors who do not know or use it, including, but not limited to, formulas for chemical compounds, a process of manufacturing, treating or preserving materials, a pattern for a machine or any forms, plans, drawings, specifications, customer lists, marketing and competition analysis and project management, inventory and cost control systems and techniques.

                  "Watkins-Johnson's Forecast Form" means a form that reasonably identifies a projected delivery schedule and specifies the quantity of Parts by part number and type.

                  "Unit Prices" means the prices for Parts set forth on Exhibit A.

2.  SUPPLY, TERM

         2.1  Supply and Purchase.

                  For the term of this Agreement, Watkins-Johnson shall purchase, and W-J TSMD shall supply, Parts and Services according to the terms and conditions set forth herein.

         2.2  Term.

                  This Agreement shall commence on the Effective Date and shall continue until December 31, 2000.

         2.3      Termination by Watkins-Johnson Without Cause.

                  This Agreement may be terminated by Watkins-Johnson without cause at any time by notice to W-J TSMD given one year prior to such termination date. In the event that Watkins-Johnson gives such a notice, the termination shall be effective on the date specified in such notice. Payment of research and development costs, if any research and development projects have been authorized, shall be prorated to the effective date of such a termination.

         2.4      Termination With Cause.

                    If any party commits a material breach of this Agreement and does not correct such breach within thirty (30) days after written notice complaining thereof is given to such party, this Agreement may be terminated forthwith by written notice to that effect from the complaining party. Such termination will not prejudice or limit any other rights or remedies available to the non-breaching party. Such termination will not prejudice or limit any other rights or remedies available to the non-breaching party.

         2.5      Maintenance of Facility and Processes.

                  For the term of this Agreement, W-J TSMD shall maintain the Facility and the processes as necessary to manufacture the Parts listed on Exhibit A.

         2.6      Right to Reject.

                  Watkins-Johnson and W-J TSMD recognize that MIM technology is in the early stages of its development. W-J TSMD reserves the right to reject a research and development request or a production request if, in its reasonable judgment, the MIM process cannot meet product specifications or requested delivery dates.

3.  RESEARCH AND DEVELOPMENT SERVICES.

         3.1      Time and Materials.

              *


         3.2      Research and Development Authorization.

                  Watkins-Johnson shall authorize research and development projects in the form of specific purchase orders for such projects as follows:

                  (i) At least sixty (60) days prior to the start of each calendar quarter beginning after January 1, 1998, Watkins-Johnson will give direction to W-J TSMD for the research and development projects to be performed during that quarter. This direction will provide technical objectives, schedule constraints, and spending limitations for each project.

                  (ii) Within two (2) weeks after providing the research and development direction to W-J TSMD, Watkins-Johnson and W-J TSMD will review the objectives and agree upon any modifications as necessary. The result of this review will be a written Statement of Work for each research and development project. The SOW shall be completed at least 30 days before the start of each quarter.

                  (iii) Watkins-Johnson may cancel at any time an authorization to perform research and development services by reasonable notice to W-J TSMD.

         3.3      Monthly Review.


                  W-J TSMD shall provide a monthly review of research and development technical progress and projections to Watkins-Johnson for each month in which such a review has not been presented at a meeting of the Operations Council.

         3.4      Diligence.

                  In performing the research and development projects authorized by Watkins-Johnson, W-J TSMD shall act with at least that degree of care and diligence that it devotes to its own research and development projects.

         3.5  Payment.

                  W-J TSMD will submit monthly invoices for research and development services which Watkins-Johnson shall pay 30 days from the date of invoice.

4.       FORECASTS, REQUIREMENTS, FULFILLMENT

         4.1      Forecasts.

                  Watkins-Johnson shall provide W-J TSMD a rolling six (6) month Requirements forecast for Parts on a Watkins-Johnson Forecast Form, updated monthly. Such forecast is for Watkins-Johnson's convenience only and shall in no way create an obligation on Watkins-Johnson's part to meet such forecast; provided, however, that W-J TSMD shall not be obligated to meet lead times for the amount of Parts in a specific authorization that exceeds by more than 15% the quantity of such Parts specified in a Forecast Form.

         4.2      Specific Authorization.

                  Watkins-Johnson agrees to provide W-J TSMD specific Watkins-Johnson authorization to fulfill Requirements in the form of a purchase order for Parts substantially in the form attached hereto as Exhibit B. Such specific Watkins-Johnson authorization shall become effective upon receipt by W-J TSMD. The terms of Conditions of Purchase attached to the purchase order shall govern any purchase of Parts under this Agreement unless inconsistent with this Agreement, in which case this Agreement controls.

         4.3      Cancellation of an Authorization.

                  In the event of a termination or a cancellation of a specific Watkins-Johnson authorization to fulfill Requirements under this Agreement, W-J TSMD shall undertake reasonable efforts to cancel all applicable subcontracted materials/services and reduce component inventory through return for credit programs or allocate components for alternate programs if applicable, at the lowest possible cost to Watkins-Johnson.

         4.4      Compensation for Cancellation.


                  In the event of a termination or a cancellation of a specific Watkins-Johnson authorization to fulfill Requirements under this Agreement, and/or discontinuance of Requirement or excess material created by Watkins-Johnson initiated engineering change, Watkins-Johnson shall compensate W-J TSMD for Requirements and material inventory as follows:

                  (i) the contract price of all duly authorized and completed Requirements already furnished to Watkins-Johnson or in W-J TSMD's possession;

                  (ii) the cost of Watkins-Johnson unique material inventory, whether in raw form or work in process, and not returnable to the vendor or usable for other Requirements or other customers;

                  (iii) the cost of Watkins-Johnson unique material on order which cannot be cancelled;

                  (iv) any vendor cancellation charges incurred with respect to Watkins-Johnson unique material cancelled or returned to the vendor, or otherwise set forth in addenda to this Agreement; and

                  (v) an administrative charge of 12.5% of the costs described in (ii) and (iii) above.

5.       DELIVERY

         5.1      On-Time Delivery.

                  W-J TSMD shall target 100% on time delivery, defined as a delivery of Requirements by W-J TSMD within a window of ten (10) days early and zero days late of the delivery date specified in a purchase order unless the quantity of Parts ordered exceeds by more than 15% the quantity forecasted, in which case W-J TSMD will deliver such additional quantity within a reasonable period.

         5.2      FOB Point.

                  The FOB point shall be Palo Alto, California in the absence of a documented mutual agreement to some other FOB term with the issuance of any specific Watkins-Johnson authorization to fulfill Requirements.

         5.3      Schedule Changes.

                  W-J TSMD shall make reasonable efforts to comply with any requested schedule improvements/changes, without cost impact. W-J TSMD shall be expected to accept Watkins-Johnson requests for delays in delivery schedule, with rescheduling of ship dates to within thirty (30) days of the original delivery schedule, without cost impact, in the absence of a documented mutual agreement to some other definition of flexibility in delivery re-scheduling with the issuance of any specific Watkins-Johnson authorization to fulfill Requirements.

         5.4      Delays.

                  Upon learning of any potential delivery delays, W-J TSMD shall notify Watkins-Johnson as to the cause and extent of such delay. If W-J TSMD fails to make deliveries at the specified time and such failure is caused by W-J TSMD, W-J TSMD shall, at no cost to Watkins-Johnson, employ accelerated measures such as material expediting fees, premium transportation costs, or labor overtime required to meet the specified delivery schedule.

6.       PAYMENT FOR PARTS

         6.1      Payment.

                  For the supply of Parts under this Agreement, Watkins-Johnson agrees to pay Watkins-Johnson's Unit Prices determined in accordance with this section. Payment for research and development costs is set forth in Section 3.5.

         6.2  Unit Prices.

                  (i) For each Part on Exhibit A, Watkins-Johnson shall pay the Unit Price set forth therein. The Unit Prices set forth on Exhibit A are guaranteed through January 1, 1999. Thereafter, Unit Prices may be adjusted by no more than 10% for each succeeding year if such adjustment is justified by cost data supplied by W-J TSMD. Such cost data is subject to audit. For Parts not listed on Exhibit A, the parties will negotiate Unit Prices. W-J TSMD shall propose Unit Prices for such Parts and the basis for such proposal will be subject to audit.

                  (ii) Price is guaranteed only to the extent that Watkins-Johnson's Requirements do not exceed, in any quarter, 25% of MIM capacity or 10% of hybrid assembly capacity. W-J TSMD is not obligated to meet Requirements in excess of these capacities but will negotiate with Watkins-Johnson in good faith to modify the price and delivery schedule to accommodate those Requirements.

         6.3      Date.

                  Unit Prices shall be paid net 30 days from the date of invoice.

         6.4      Minimum Purchase Obligation.

                  For 1998, Watkins-Johnson will purchase all of its requirements from W-J TSMD of the WJ-2940-002A Part listed on Exhibit A until the later to occur of (a) the shipment of five thousand (5,000) units of such Part, or (b) October 31, 1998.


7.       ENGINEERING CHANGES

         7.1      Engineering Changes submitted by Watkins-Johnson.

                  Watkins-Johnson may submit engineering changes for incorporation into the Requirements. Such change orders will include reasonable documentation to permit an investigation of the impact of the engineering change. W-J TSMD will review the engineering change and report to Watkins-Johnson within ten (10) working days. If any such change affects the price, delivery, or quality performance of the affected Requirements, a reasonable adjustment will be negotiated between Watkins-Johnson and W-J TSMD prior to implementation of the change.

         7.2      Changes requested by W-J TSMD.

                  W-J TSMD agrees not to undertake process changes, design changes, or process step discontinuance affecting electrical performance and/or mechanical form and fit of Requirements without prior written notification and concurrence of Watkins-Johnson, which concurrence will not be unreasonably withheld. In the absence of some other documented mutual agreement applying to this Agreement as a whole, or to the issuance of any specific Watkins-Johnson authorization to fulfill Requirements, said advance written notification shall be required ninety (90) days prior to the subject change.

8.       CONFIDENTIAL INFORMATION

         8.1      Nondisclosure Agreement.

                  Watkins-Johnson and W-J TSMD agree to execute, as part of this Agreement, a Nondisclosure Agreement for the reciprocal protection of confidential information of both parties. W-J TSMD shall not disclose to third parties confidential process and design rule information relating to the manufacture of Parts for

Watkins-Johnson except as necessary for such manufacture, which disclosure shall only be made pursuant to a confidentiality agreement approved by Watkins-Johnson.

9.       ASSIGNMENT, FORCE MAJEURE

         9.1      Assignment.

                  Neither party shall delegate, assign or transfer its rights or obligations under this Agreement, whether in whole or part, without the written consent of the other party. Not withstanding the foregoing, W-J TSMD shall have the right to (i) assign its rights under this Agreement to any Affiliate of W-J TSMD or TSMD Acquisition, upon the condition that such Affiliates are bound by the terms and conditions of this Agreement; and (ii) transfer their rights under this Agreement upon the sale of all or substantially all of the assets of W-J

TSMD or TSMD Acquisition. Watkins-Johnson shall have the right to (i) assign its rights under this Agreement to any of its Affiliates upon the condition that such Affiliates are bound by the terms and conditions of this Agreement; and
(ii) transfer their rights under this Agreement upon the sale of all or substantially all of the assets of Watkins-Johnson.

         9.2      Force Majeure.

                  Neither party shall be liable for any failure or delay in its performance under this Agreement due to acts of God, acts of civil or military authority, fires, floods, earthquakes, riots, wars or any other cause beyond the reasonable control of the delayed party provided that the delayed party: (i) gives the other party written notice of such cause within fifteen (15) days of the discovery of the event; and (ii) uses its reasonable efforts to remedy such delay in its performance.

10.  INTELLECTUAL PROPERTY RIGHTS AND DESIGN RULES.

         10.1     Intellectual Property Rights.

                  All Intellectual Property Rights relating to the design of Parts manufactured exclusively for Watkins-Johnson shall be the exclusive property of Watkins-Johnson. All Intellectual Property Rights arising prior to the termination date and relating to the processing or fabrication of Parts shall be the property of W-J TSMD but shall be licensed to Watkins-Johnson on a royalty-free, non-exclusive, perpetual basis, without the right to sublicense except to Affiliates. Any patents or patent applications that claim any invention relating to the processing or fabrication of Parts shall be the property of W-J TSMD but shall be licensed to Watkins-Johnson on the same terms and conditions as set forth in the Cross License. The parties agree to cooperate in the execution of such a patent license.

         10.2     Design Rules and Process Specifications.

                  W-J TSMD shall maintain and update no less frequently than every six (6) months for Watkins-Johnson's use copies of design rules and process specifications for Watkins-Johnson products. On the termination of this Agreement, W-J TSMD will promptly transfer such copies to Watkins-Johnson, but W-J TSMD may retain copies for its own use provided that such use does not violate any prohibition on the use of Intellectual Property.

11.      OPERATIONS COUNCIL AND AUDIT RIGHTS.

         11.1     Operations Council.

                  The parties shall appoint an Operations Council consisting of an equal number of representatives, but no less than four, from each party. The Operations Council shall meet regularly, but no less frequently than quarterly. The Operations Council shall also convene at any time at the request of either party so long as such party provides one week's notice to the other party. The

Operations Council will be responsible for the folllowing:

                  (a) Reviewing Requirements Forecasts and production capacities;

                  (b) Reviewing and approving actual and projected expenditures for research and development and capital acquisition;

                  (c) Adjusting pricing and delivery targets at specified intervals;

                  (d)      Reviewing process costs, process costs
                           multipliers, process yields and yield drivers;

                  (e) Reviewing lead times including queue times and factory cycle times;

                  (f) Reviewing summaries of research and development progress prepared by W-J TSMD, including summaries of research and development funded by W-J TSMD that adds to the value of the Intellectual Property Rights of the parties.

         11.2     Audit Rights.

                           As specified herein, Watkins-Johnson has the right
to audit certain costs and expenditures in connection with research and development projects and the costs, data and methods used to adjust payments to W-J TSMD. Such audits will occur on reasonable notice to W-J TSMD and will be conducted in accordance with Generally Accepted Accounting Principles.
W-J TSMD agrees
to cooperate with such audits and provide such assistance and support, at no costs to Watkins-Johnson, as Watkins-Johnson may reasonably request.

12.      MISCELLANEOUS

         12.1     Currency.

                  Currency will be in U.S. dollars.

         12.2     Amendments; Waivers.

                  This Agreement and any exhibit attached hereto may be amended only by agreement in writing of Watkins-Johnson and W-J TSMD. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.


         12.3     Exhibits; Integration.

                  This Agreement, together with the exhibits attached hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith except for the Purchase Agreement; provided, however, this Agreement does supersede Exhibit D to the Purchase Agreement (the "MIM/Glass Seal/Hybrid Assembly Term Sheet"). Without limiting the foregoing, the parties acknowledge and agree that the exercise of any rights under this Agreement, including a party's rights following a termination of this Agreement, is limited by the restrictions on competitive activities set forth in Section
5.1 of the Purchase Agreement.

         12.4     Governing Law.

                  This Agreement, the legal relations between the parties, and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, including, but not limited to, the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

         12.5     Headings.

                  The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

         12.6     Counterparts.

                  This Agreement and any amendments hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

         12.7     Notices.

                  Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism (provided that any notice so given is also mailed or delivered as provided in clause (c)) or (c) mailed by certified or registered mail, postage prepaid, receipt requested or delivered by reputable overnight courier service as follows:

                  If to W-J TSMD, addressed to:

                  Stellex Microwave Systems, Inc.

                  c/o Mentmore Holdings, Inc.
                  1430 Broadway, 13th Floor
                  New York, NY  10018-3308
                  Facsimile: 212-382-1559
                  Attn: Michael D. Schenker, Esq.

                  With a copy to:

                  O'Melveny & Myers
                  Embarcadero Center West
                  275 Battery Street
                  San Francisco, CA  94111-3305
                  Facsimile: 415-984-8701
                  Attn: George A. Riley, Esq.

                  If to Watkins-Johnson, addressed to:

                  Watkins-Johnson Company
                  Stanford Research Park
                  3333 Hillview Avenue
                  Palo Alto, CA  94304-1223
                  Facsimile: 415-813-2578
                  Attn: Vice President and Chief Financial Officer

or to such other address or to such other person as any party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 12.6 and an appropriate answerback is received, (ii) if given by mail or by overnight delivery, three days after such communication is deposited in the mails with first class postage prepaid or delivered to the overnight courier, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

         12.8     Expenses.

                  Watkins-Johnson and W-J TSMD shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement except as specifically set forth herein.

         12.9     Remedies; Waiver.

                  To the extent permitted by Law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.


         12.10    Attorney's Fees.

                  In the event of any Action by any party arising under or out of, in connection with or in respect of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action.


         12.11    Representation By Counsel; Interpretation.

                  Watkins-Johnson and W-J TSMD each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

         12.12    Specific Performance.

                  Watkins-Johnson and W-J TSMD each acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

         12.13    Severability.

                  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the essential terms and conditions of this Agreement for Watkins-Johnson and W-J TSMD remain valid, binding and enforceable.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

WATKINS-JOHNSON COMPANY


By:  /s/ W. Keith Kennedy
     --------------------------
Name:  W. Keith Kennedy
       ------------------------
Title: President and CEO
       ------------------------

STELLEX MICROWAVE SYSTEMS, INC.


By:  /s/ William L. Remley
     --------------------------
Name:  William L. Remley
       ------------------------
Title: Treasurer
       ------------------------

TSMD ACQUISITION CORP.


By:  /s/ Bradley A. Jay
     --------------------------
Name:  Bradley A. Jay
       ------------------------
Title: Vice President
       ------------------------

                                  EXHIBIT A

                                 Unit Prices

Oct. 22, 1997

                    Pricing update for the DRO, WJ-2949-002A

Quantity         Unit Price (Turnkey)         Unit Price (Consigned GaAs & T/F)

1,300            *                            *

2,600

3,500

3,900

5,200

10,400

The redesigned piece estimate is for planning purpose only as follows:

Quantity         Unit Price (Turnkey)         Unit Price (consigned GaAs & T/F)

1,300            *                            *

2,600

3,500

3,900

5,200

10,400

  *

Key conditions:

Stellex will build to print for Watkins-Johnson.

Stellex is responsible for resolution of any process related or workmanship related problem.

Watkins-Johnson and Stellex will cooperate with one another to resolve technical issues affecting design performance. An example would be, where a component used in production is no longer available from the original manufacture, such as the recent issue with the NE747 transistor.

Products will be manufactured to Watkins-Johnson forecasts, based on a 10 week lead time, and will be delivered and billed upon run closure.

Warranty of the product is for 1 year from the time Watkins-Johnson delivers to their customer.

SME PRICING SCHEDULE

ITEM                     PRICE (ea)      Quantity

ALL ON SME LIST                *         Total SME orders between 1000 and 5000
                                         per week for the total of all SME
                                         products.

ALL ON SME LIST                *         Total SME orders between 100 and 1000
                                         per week for the total of all SME
                                         products.

SME LIST

WJ-SME1400B-10
WJ-SME1400B-13
WJ-SME1400B-17
WJ-SME1900-17
WJ-SME1901
WJ-SME1902
WJ-SME1902A
WJ-SME1904
WJ-SME1906
WJ-SME1907
WJ-SME900-17
WJ-SME902

                                  EXHIBIT B

                                Purchase Order

                             CONDITIONS OF PURCHASE

Where "WJ" appears in the "Conditions of Purchase" this shall mean Watkins-Johnson Company, or any subsidiary.

1.       ACCEPTANCE AND MODIFICATION OF AGREEMENT.

         This order becomes a binding contract, subject to the terms and conditions hereof, when accepted by acknowledgment or commencement of performance. Any modification of this order, to be valid, must be in writing and signed by WJ's authorized purchasing representative. Any acknowledgment form or other form of Seller containing terms and conditions of sale submitted by Seller to WJ shall not have the effect of modifying the terms and conditions hereof. WJ will consider Seller's request for changes only if such request is made in writing and directed to specific clauses in this order. No change shall be binding upon WJ unless specifically accepted in writing.

2.       PACKING, SHIPPING, DELIVERY AND RISK OF LOSS.

         a)       Packing and Shipping

                  All shipments will be packed to prevent damage in transit, assure lowest transportation cost and meet carrier's tariff requirements. No charge will be made for boxing, crating or storage without prior written authorization of WJ.

                  Shipping costs shall be paid according to F.O.B. designation. Where WJ is designated as paying freight, Seller bears cost of delivery of goods to Shipper and WJ pays shipping costs in transit. Where Seller is designated as paying freight, Seller bears all shipping costs prior to receipt by WJ.

                  In the absence of specific instructions from WJ, shipment shall be forwarded by that means of shipment necessary to comply with the delivery date specified on the purchase order. Seller shall not insure shipments in excess of carrier's maximum liability. Materials shipped on this order must not be in excess of quantity ordered. Over shipments may be returned at Seller's expense.

         b)       Delivery

                  Time is of the essence in this order. Production schedules at WJ are dependent upon the delivery dates specified herein, and delays will substantially impair the value of the contract. Seller shall bear any premium shipping costs necessary to meet contractual delivery schedule. Seller shall report any anticipated delay immediately for whatever cause, including labor disputes, material shortages or other events affecting delivery. WJ reserves the right to terminate this order for anticipated delay and for any untimely delivery. Advanced shipments may not be made without WJ's prior authorization.

         c)       Risk of Loss

                  Irrespective of the "F.O.B." designation on the face of this order, title shall pass to WJ upon receipt and acceptance by WJ at is facility and Seller shall bear the risk of loss until such receipt by WJ.

3.       WARRANTIES

         Acceptance of this order by Seller constitutes affirmation of fact by Seller that goods delivered and services furnished under this order, and the preservation, packaging, marking and preparation for shipment of any such goods, will be of good quality and workmanship and will conform with the specifications, model description of goods or other requirements of this order, and shall be of merchantable quality and fit for the purpose intended. Such warranties, together with Seller's service warranties and guarantees, if any, shall survive inspection, test acceptance of any payment for the items and shall run to WJ, its successors, assigns and customers.

         Except for latent defects, notice of any defect or nonconformity must be given by WJ to the Seller within one (1) year after acceptance. WJ may at its option, return the defective or nonconforming item at Seller's expense for credit, or require prompt correction or replacement or have the defective item corrected or replaced at Seller's expense. Defective or nonconforming items shall not be corrected or replaced unless specified on WJ's written order. Items required to be corrected or replaced shall be subject to the provisions of this clause and the clause hereof entitled "Inspection" in the same manner and to the same extent as items originally delivered under this order. However, all warranties for corrected or replaced goods shall run for a period of one (1) year from the date of acceptance of such corrected or replaced goods.

         The rights of WJ provided in this clause are in addition to any order rights provided by law, equity or by this order, including but not limited to Seller indemnification of WJ for any loss or damage resulting from the breach of any warranty expressed above. Express or specially negotiated warranties shall not extinguish the warranties set forth above. The goods and services furnished hereunder shall be deemed unique under U.C.C. Section 2716.

4.       [Deleted].

5.       [Deleted].

6.       RESPONSIBILITY FOR PROPERTY

         Seller shall bear the risk and be responsible for any loss or damage to materials, tools, equipment, data or other property furnished by WJ to Seller.

7.       CHANGES

         a) WJ may at any time, by written notice to Seller, signed by WJ's authorized purchasing representative, make changes, within the general scope of this order, in any one or more of the following: (i) drawings, designs or specifications, where the goods to be furnished are to be specially manufactured for WJ in accordance therewith; (ii) method of shipment or packing; (iii) place of delivery; and (iv) quantities and delivery schedules provided herein. If any such change causes an increase or decrease in the cost of or the time required for the performance of any part of the work under this order, an equitable adjustment shall be made in the order price or delivery schedule, or both, and this order shall be modified in writing accordingly. Any claim by the Seller for adjustment under this clause must be asserted within twenty
                  (20) days from the date of receipt by the Seller of the notification of change; provided, however, that WJ if it decides that the facts justify such action, may receive and act upon any such claim asserted at any time prior to final payment under this order. However, nothing in this clause shall excuse the Seller from proceeding with the contract as changed.

         b) WJ technical personnel may exchange technical information with Seller's technical personnel concerning goods to be furnished. Any such exchange of information shall be only by way of assistance and shall in no way relieve Seller of obligations to perform this order. WJ shall not be bound by any change effective by Seller unless change is authorized by WJ in accordance with paragraph (a) of this clause.

8.       SUSPENSION OF WORK

         WJ may, by written order, suspend all or part of the work to be performed under this order for any period not to exceed ninety (90) days. Within such period, or any extension thereof to which the parties may agree, WJ shall either cancel such suspensions or terminate the work covered by suspension in accordance with paragraphs 9 or 10 hereof. Seller shall resume work whenever a suspension is canceled or expires. An equitable adjustment shall be made in the delivery schedule, or order price, or both, if the suspension results in a change in Seller's costs of performance or ability to meet the order delivery schedule, provided Seller asserts a claim for adjustment within twenty (20) days after the end of the period of suspension, and provided the suspended work is not terminated in accordance with paragraph 11 hereof.


9.       [Deleted].

10.      [Deleted].

11.      [Deleted].

12.      PATENTS, TRADEMARKS, TRADE NAMES AND COPYRIGHTS

         Seller agrees to indemnify and save harmless WJ, its officers, agents, successors, assigns and customers against all damages, claims, demands, attorneys' fees and costs of any kind for actual or alleged infringement of any trade name, trademark, copyrights or patent (unless the goods ordered are of WJ's design) arising in connection with the possession, sale or use of any goods or services furnished by Seller hereunder.

13.      COMPLIANCE WITH LAWS

         Seller warrants that (i) in the performance of this order it will comply with all applicable laws including but not limited to local, state and federal laws and regulations including but not limited to the Departments of Commerce Department of Transportation and the U.S. and California Environmental Protection Agencies. (ii) no law, rule or ordinance of the United States, a state or any other governmental agency has been violated in the manufacture or sale of the items or in the performance of services covered by this order, and will defend and hold WJ harmless from loss, cost or damage as result of any such actual or alleged violation, or breach of the warranties herein.

14.      HAZARDOUS MATERIALS

         a) If goods or services provided hereunder include hazardous materials as defined by relevant local, state or national law, Seller represents and warrants that Seller and its employees providing Services to Buyer understand the nature of and hazards associated with the handling, transportation, and use of such hazardous materials, as applicable to Seller.

                  Seller will be fully responsible for indemnification of any liability resulting from Seller's actions in connections with
                  (i) providing such hazardous materials to Buyer, or (ii) the use of such hazardous materials in providing Services to Buyer.

         b) Seller will promptly provide Buyer with safety data sheets and any other documentation reasonable necessary to enable Buyer to comply with applicable laws and regulations.

         c) Seller hereby certifies that Items supplied to Buyer do not "contain" and are not "manufactured with" any ozone depleting substances, as those terms are defined by law.

15.      ASSIGNMENT OF RIGHTS

         The term "subcontract" includes but is not limited to purchase orders, changes and/or modifications thereto. Neither this order nor any right or obligation hereunder (including claims for moneys due) shall be assigned by Seller without prior written consent of WJ. All claims for moneys due or to become due from WJ shall be subject to set-off or counterclaim arising out of this or any other WJ contract with Seller, whether before or after date of this order.

16.      [Deleted].

17.      [Deleted].

18.      TAXES

         Except as may be otherwise provided in the order, no sales tax shall be payable, and the price is inclusive of all other applicable taxes.

19.      INSOLVENCY

         In the event of any proceeding, voluntary or involuntary, in bankruptcy or insolvency by or against Seller, or in the event of the appointment, with or without the Seller's consent, of an assignee for the benefit of creditors, or of a receiver, WJ may elect to cancel any unfulfilled part of this order without further cost or liability.

20.      INDEMNIFICATION AND INSURANCE

         a) Seller agrees to protect, defend, indemnify and hold Buyer harmless from and against any and all claims, liabilities, demands, penalties, forfeitures, suits, judgments and the associated costs and expenses (including attorney's fees), which Buyer may hereafter incur, as a result of death or personal injury (including bodily injury) to any person, destruction or damage to any property, or any violation of governmental law, regulation, or orders, caused, in whole or by (a) Seller's breach of any term or provision of this Agreement, (b) errors, omissions, or willful acts by Seller, its employees, agents, or subcontractors in the performance of this Agreement, (c) the presence of Seller's agents, employees, or subcontractors ("personnel") or equipment on WJ property, or (d) the use by Seller's personnel of WJ provided property and equipment, whether or not claims are based on the condition of such property and equipment or any alleged negligence of WJ in permitting its use.

         b)       Seller represents that it carries insurance in at least the following amounts:

                  i)       Worker's Compensation--statutory limits
                  ii)      Employer's Liability--$500,000 per employee
                  iii)     Blanket General Liability--$1,000,000
                  iv)      Automobile Liability--$1,000,000

                  Such policies or certificates of insurance shall be furnished to WJ upon request.

21.      INDEPENDENT CONTRACTOR

         In performing Services under this Agreement, Seller shall be deemed an independent contractor and its personnel and other representatives shall not act as nor be agents or employees of Buyer. As an independent contractor, Seller will be solely responsible for determining the means and methods for performing the required Services. Seller shall have complete charge and responsibility for personnel employed by Seller; however, Buyer reserves the right to instruct Seller to remove Buyer's premises immediately any of Seller's personnel who is in breach of
         Section 22 of this Agreement. Such removal shall not affect Seller's obligation to provide Services under this Agreement.

22.      SECURITY

         Seller confirms, to the best of its knowledge, that employees of Seller performing work at Buyer's facilities have no record of criminal convictions involving drugs, assaultive or combative behavior or theft within the last five years. Seller understands that such employees may be subject to criminal history investigations by Buyer at Buyer's expense and will be denied access to Buyer's facilities if any such criminal convictions are discovered.

23.      DISPUTES

         a) Any dispute arising under this purchase order which is not settled by agreement of the parties shall be settled by arbitration, under the commercial rules of the American Arbitration Association, applying California law, with venue at Palo Alto, California. Pending decision or settlement of any dispute, Seller shall proceed diligently with the performance of this purchase order. Failure of Seller to so proceed shall be cause for default termination.

         b)       [Deleted].

24.      [Deleted].

25.      NONWAIVER

         WJ's failure to insist on strict performance of any provision of this order, or acceptance of nonconforming goods or services shall not be deemed to be a waiver of WJ's rights or remedies, or a waiver of any subsequent default in performance.

26.      PRECEDENCE

         In the event of any inconsistency among the referenced documents, attachments, drawings, specifications or other provisions of this order, the following order of precedence shall apply:

         a)       Special terms and conditions
         b)       General terms and conditions
         c)       Specifications
         d)       Drawings
         e) All other attachments or documents incorporated herein by reference

27.      [Deleted].